Exhibit 10.1

LOAN AGREEMENT

	7.3	Enforceable Agreement	12
	7.4	Good Standing	12
	7.5	No Conflicts	12
	7.6	Financial Information	12
	7.7	Lawsuits	12
	7.8	Collateral	12
	7.9	Permits, Franchises	12
	7.10	Other Obligations	12
	7.11	Tax Matters	12
	7.12	No Event of Default	12
	7.13	Insurance	13
	7.14	ERISA Plans	13
	7.15	Location of Borrowers	13
8.	COVENANTS		13
	8.1	Use of Proceeds	13
	8.2	Financial Information	14
	8.3	Intentionally Left Blank	14
	8.4	Total Liabilities to Tangible Net Worth Ratio	15
	8.5	Interest Coverage Ratio	15
	8.6	Bank as Principal Depository	15
	8.7	Other Debts	15
	8.8	Other Liens	15
	8.9	Maintenance of Assets	16
	8.10	Investments	16
	8.11	Loans	16
	8.12	Change of Management	16
	8.13	Change of Ownership	16
	8.14	Additional Negative Covenants	16
	8.15	Additional Borrowers	17
	8.16	Notices to Bank	17
	8.17	Insurance	18
	8.18	Compliance with Laws	18
	8.19	ERISA Plans	18
	8.20	ERISA Plans - Notices	19
	8.21	Books and Records	19
	8.22	Audits	19
	8.23	Perfection of Liens	19
	8.24	Cooperation	19
9.	HAZARDOUS SUBSTANCES		19
	9.1	Indemnity Regarding Hazardous Substances	19
	9.2	Compliance Regarding Hazardous Substances	19
	9.3	Notices Regarding Hazardous Substances	19
	9.4	Site Visits, Observations and Testing	20
	9.5	Definition of Hazardous Substances	20
	9.6	Continuing Obligation	20

10.	DEFAULT AND REMEDIES		20
	10.1	Failure to Pay	21
	10.2	Other Bank Agreements	21
	10.3	Cross-default	21
	10.4	False Information	21
	10.5	Bankruptcy	21
	10.6	Receivers	21
	10.7	Lien Priority	21
	10.8	Lawsuits	21
	10.9	Judgments	21
	10.10	Death	21
	10.11	Material Adverse Change	21
	10.12	Government Action	21
	10.13	Default under Related Documents	22
	10.14	ERISA Plans.	22
	10.15	Other Breach Under Agreement.	22
11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS		22
	11.1	GAAP	22
	11.2	Governing Law	22
	11.3	Successors and Assigns	22
	11.4	Waiver of Jury Trial	22
	11.5	Severability; Waivers	23
	11.6	Attorneys’ Fees	23
	11.7	Joint and Several Liability	23
	11.8	Individual Liability	23
	11.9	One Agreement	24
	11.10	Indemnification	24
	11.11	Notices	24
	11.12	Headings	24
	11.13	Waiver of Immunity	24
	11.14	Venue; Service of Process	24
	11.15	Counterparts	24
	11.16	Commitment Expiration	24
	11.17	Limitation of Interest and Other Charges	24
	11.18	USA Patriot Act Notice	24
	11.19	Right to Setoff	24

LOAN AGREEMENT

This Agreement dated as of April 10, 2007, is among Bank of America, N.A. (the “Bank”) and WPCS International Incorporated, a Delaware corporation (“WPCS”), Clayborn Contracting Group, Inc., a California corporation (“Clayborn), Heinz Corporation, a Missouri corporation (“Heinz”), New England Communications Systems, Inc., a Connecticut corporation (“New England”), Quality Communications & Alarm Company., Inc., a New Jersey corporation (“Quality”), Southeastern Communication Service, Inc., a Florida corporation (“Southeastern”), Walker Comm, Inc., a California corporation (“Walker”) (WPCS, Clayborn, Heinz, New England, Quality, Southeastern and Walker are sometimes referred to collectively as the “Borrowers” and individually as a “Borrower”).

1.	FACILITY: LINE OF CREDIT AMOUNT AND TERMS
1.1	Line of Credit Amount

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the “Facility Commitment”) is Twelve Million Dollars ($12,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.
(c)
The Borrowers agree not to permit the principal balance outstanding to exceed the Facility Commitment. If the Borrowers exceed this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank’s demand.

1.2	Availability Period

The line of credit is available between the date of this Agreement and April 10, 2010, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility
Expiration Date”).

1.3	Repayment Terms

(a)	The Borrowers will pay interest on May 1, 2007, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.
(b)
The Borrowers will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility Expiration Date.

1.4	Interest Rate

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate minus one percentage point(s).
(b)
The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5	Optional Interest Rates

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrowers may elect the optional interest rate listed below for this Facility during interest periods agreed to by the Bank and the Borrowers. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rate is available:

(a)	The LIBOR Rate plus one hundred seventy-five percentage point(s).
1.6	Letters of Credit

(a)	During the availability period, at the request of the Borrowers, the Bank will issue:
(i)	Standby letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Facility Expiration Date.
(ii)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Two Million Dollars ($2,000,000).
(b)
In calculating the principal amount outstanding under the Facility Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(c)	The Borrowers agree:
(i)
Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.
(iii)
The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Standby Letter of Credit.
(v)	To pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.
(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.
(vii)
To pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank’s option, the amount of the fee shall be increased to 6% per annum, effective starting on the day the Bank provides notice of the increase to the Borrowers.

2.	OPTIONAL INTEREST RATES
2.1	Optional Rates
Each optional interest rate is a rate per year. Interest will be paid on May 1, 2007, and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrowers have designated another optional interest rate for the Portion.

2.2	LIBOR Rate
 The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)
The interest period during which the LIBOR Rate will be in effect will be one or two weeks, or one, two, three, four or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).
(c)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)
Where,
(i)
“London Inter-Bank Offered Rate” means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)
“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)
The Borrowers shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Philadelphia time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:
(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or
(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.
(f)
Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)
The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.	FEES AND EXPENSES
3.1	Fees

(a)
Unused Commitment Fee. The Borrowers agree to pay a fee on any difference between the Facility Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit.

Of this fee, 0.0625% is due on April 30, 2007, and on each subsequent July 31, October 31, January 31 and April 30 until the expiration of the availability period.
(b)
Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrowers will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrowers request the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrowers. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)
Late Fee. To the extent permitted by law, the Borrowers agree to pay a late fee in an amount not to exceed two percent (2%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2	Expenses
The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3	Reimbursement Costs

(a)
The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)
The Borrowers agree to reimburse the Bank for the cost of periodic field examinations of any Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers. The Bank reserves the right to conduct field examinations, the cost of which will be borne by the Borrowers. Unless the Borrowers are in default, field examinations will be conducted no more frequently than once per fiscal year.

4.	COLLATERAL
4.1	Personal Property

The personal property listed below now owned or owned in the future by any Borrower will secure the Borrowers’ obligations to the Bank under this Agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrowers securing this Agreement shall also secure all other present and future obligations of any Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of any Borrower to the Bank shall also secure this Agreement.

(a)	Equipment;
(b)	Inventory;
(c)	Receivables;
(d)	General Intangibles.
5.	DISBURSEMENTS, PAYMENTS AND COSTS
5.1	Disbursements and Payments

(a)
Each payment by the Borrowers will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrowers’ statement or at one of the Bank’s banking centers in the United States.

(b)
Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

5.2	Requests for Credit; Equal Access by all Borrowers
Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

5.3	Telephone and Telefax Authorization

(a)
The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrowers, or any other individual designated by any one of such authorized signers.

(b)
Advances will be deposited in and repayments will be withdrawn from account number __________ owned by ______________, or such other of any Borrower’s accounts with the Bank as designated in writing by the Borrowers.

(c)
The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.4	Direct Debit (Pre-Billing)

(a)
The Borrowers agree that the Bank will debit deposit account number ____________ owned by ___________, or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrowers becomes due (the “Due Date”).

(b)
Prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrowers. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)
The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.
(d)
The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

5.5	Banking Days
Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6	Interest Calculation
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.7	Default Rate
Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.	CONDITIONS
Before the Bank is required to extend any credit to the Borrowers under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
6.1	Authorizations
Evidence that the execution, delivery and performance by the Borrowers of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents
A copy of each Borrower’s organizational documents.

6.3	Security Agreements
Signed original security agreements covering the personal property collateral which the Bank requires.

6.4	Perfection and Evidence of Priority
Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

6.5	Payment of Fees
Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

6.6	Repayment of Other Credit Agreement
Evidence that the existing revolving line of credit in the amount of $5,000,000 with Bank Leumi USA has been or will be repaid and cancelled on or before the first disbursement under this Agreement.

6.7	Good Standing
Certificates of good standing for each Borrower from its state of formation and from any other state in which any Borrower is required to qualify to conduct its business.

6.8	Legal Opinion

A written opinion from the Borrowers’ legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.
6.9	Landlord Agreement
For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by a Borrower (or the grantor of the security interest), an agreement from the owner of the real property and the holder of any such mortgage or deed of trust.

6.10	Insurance
Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES
When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation

Each Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.
7.2	Authorization
This Agreement, and any instrument or agreement required hereunder, are within each Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3	Enforceable Agreement
This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4	Good Standing
In each state in which any Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5	No Conflicts
This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6	Financial Information
All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of each Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower (or any guarantor).

7.7	Lawsuits
 There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would impair any Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8	Collateral
All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9	Permits, Franchises
Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10	Other Obligations
No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11	Tax Matters
No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12	No Event of Default

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.
7.13	Insurance

Each Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
7.14	ERISA Plans

(a)
Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of each Borrower, nothing has occurred which would cause the loss of such qualification. Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)
There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)	With respect to any Plan subject to Title IV of ERISA:
(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.
(ii)	No action by any Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.
(iii)
No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)	The following terms have the meanings indicated for purposes of this Agreement:
(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code.
(iv)	“PBGC” means the Pension Benefit Guaranty Corporation.
(v)
“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.15	Location of Borrowers
The place of business of each Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

8.	COVENANTS
Each Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds

(a) To use the proceeds of Facility only for general corporation purposes including working  capital and permitted acquisitions.

(b)
The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2	Financial Information
To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrowers, to require the Borrowers to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Within 120 days of the fiscal year end, the annual financial statements of the Borrowers. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank, which includes J.H. Cohn LLP. The statements shall be prepared on a consolidated basis.

(b)	Within 50 days of the period’s end (not including the last period in each fiscal year), quarterly financial statements of the Borrowers, certified and dated by an authorized financial officer.
(c)
Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrowers to or from the Borrowers’ auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within two business days of the date of filing with the Securities and Exchange Commission.
(e)
Financial projections covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank no less often than 60 days after the end of each fiscal year.

(f)
Within 120 days of the end of each fiscal year and within 50 days of the end of each quarter, a compliance certificate of the Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrowers are in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and proposes to take with respect thereto.

(g)
Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, accounts receivable agings, backlog reports, work-in-process, forecasts or reports as to the Borrowers and as to each guarantor of the Borrowers’ obligations to the Bank as the Bank may request.

8.3	Intentionally Left Blank

8.4	Funded Debt to Tangible Net Worth Ratio
To maintain on a consolidated basis a Funded Debt to Tangible Net Worth Ratio of not more than 1.0:1.0.
“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt and capitalized leases, less the non-current portion of Subordinated Liabilities.
“Subordinated Liabilities” means liabilities subordinated to the Borrowers’ obligations to the Bank in a manner acceptable to the Bank in its sole discretion.
“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.
8.5	Interest Coverage Ratio

To maintain on a consolidated basis an Interest Coverage Ratio of at least 3.0:1.0, on a rolling four quarter basis.
“Interest Coverage Ratio” means the ratio of EBIT to interest expense.
“EBIT” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

8.6	Bank as Principal Depository
To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and collection/lockbox services and other administrative deposit accounts.

8.7	Other Debts
Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
(a)	Acquiring goods, supplies, or merchandise on normal trade credit.
(b)	Endorsing negotiable instruments received in the usual course of business.
(c)	Obtaining surety bonds in the usual course of business.
(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.
(e)
Additional purchase money and lease obligations for business purposes which do not exceed a total principal amount of One Million Dollars ($1,000,000) in the aggregate for the Borrowers outstanding at any one time.

8.8	Other Liens

Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:
(a)	Liens and security interests in favor of the Bank.
(b)	Liens for taxes not yet due.
(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.
(d)
Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for the Borrowers at any one time.

8.9	Maintenance of Assets

(a)
Not to sell, assign, lease, transfer or otherwise dispose of any part of any Borrower’s business or any Borrower’s assets except for inventory in the ordinary course of the Borrower’s business and in an aggregate amount for all of the Borrowers not exceeding Five Hundred Thousand Dollars ($500,000) in any fiscal year.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.
(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.
(d)	To maintain and preserve all rights, privileges, and franchises any Borrower now has.
(e)	To make any repairs, renewals, or replacements to keep each Borrower’s properties in good working condition.
8.10	Investments

Except as permitted by Section 8.14, not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.
(b)	Investments in each Borrower’s current subsidiaries.
(c)	Investments in any of the following:
(i)	certificates of deposit;
(ii)	U.S. treasury bills and other obligations of the federal government;
(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.11	Loans
Not to make any loans, advances or other extensions of credit to any individual or entity, except for:
(a)	Existing extensions of credit disclosed to the Bank in writing.
(b)	Extensions of credit to the Borrowers’ current subsidiaries or newly acquired subsidiaries which become parties to this Agreement.
(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.12	Change of Management
Not to permit during any period of six (6) consecutive calendar months, individuals who were directors of any Borrower on the first day of such period to cease to constitute a majority of the board of directors of the Borrower.

8.13	Change of Ownership
.
Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than fifty-one percent (51%) in the direct or indirect capital ownership of any Borrower, except as permitted by Section 8.14(a).
8.14	Additional Negative Covenants

Not to, without the Bank’s written consent:
(a)
Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, except that any Borrower may merge into WPCS.

(b)	Have any subsidiary, unless such subsidiary has joined in this Agreement as an additional Borrower pursuant to Section 8.15.
(c)
Acquire or purchase a business or its assets, unless (i) such acquisition is entered into by a Borrower and for a controlling interest of the capital stock or a substantial part of the assets or business of any person or entity, (ii) the business to be acquired is in the same line of business as that of the Borrowers; (iii) the Borrower entering into such acquisition delivers to the Bank all documentation to grant the Bank a security interest in the acquired assets; (iv) if a subsidiary is created to effect such acquisition, such subsidiary joins in this Agreement as an additional Borrower pursuant to Section 8.15 and delivers to the Bank all the documentation required by Section 8.15; (v) the Borrowers deliver to the Bank the acquisition agreement satisfactory to the Bank within five (5) Business Days prior to any acquisition; (vi) the Borrowers deliver to the Bank in connection with any such acquisition, a certificate demonstrating the Borrowers’ compliance with the financial covenants under this Agreement on an historical and projected basis on updated financial projections; (vii) no default or event of default shall exist under this Agreement or would occur as a result of such acquisition; and (viii) the Borrowers shall deliver to the Bank appropriate UCC-1 financing statements, organizational documents and opinions, all in form, content and scope reasonably satisfactory to the Bank. Notwithstanding the above, if the total consideration for any single acquisition exceeds $10,000,000 the Borrowers shall obtain the prior written approval of the Bank and demonstrate to the Bank that the Borrowers will have at least $2,000,000 of availability under the Facility after giving effect to the acquisition.

(d)	Engage in any business activities substantially different from any Borrower’s present business.
(e)	Liquidate or dissolve any Borrower’s business, except as permitted by Section 8.14(a).
(f)	Voluntarily suspend its business for more than ten (10) days in any three hundred sixty-five (365) day period.

8.15	Additional Borrowers
Upon any entity becoming a direct or indirect subsidiary of any Borrower, the Borrowers will provide the Bank with written notice thereof setting forth information in reasonable detail describing all of the assets of such entity and shall (a) if required by the Bank, cause such entity to execute a joinder agreement to the Agreement, (b) cause such entity to pledge all of its assets to the Bank pursuant to a security agreement in substantially the form of the Security Agreement and otherwise in a form acceptable to the Bank, (c) cause such entity to execute a promissory notes in favor of the Bank, if required, and (d) deliver such other documentation as the Bank may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such entity and favorable opinions of counsel to such entity (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Bank.

8.16	Notices to Bank

To promptly notify the Bank in writing of:
(a)	Any lawsuit(s) over Five Hundred Thousand Dollars ($500,000) in the aggregate against the Borrowers.
(b)	Any substantial dispute between any governmental authority and any Borrower.
(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.
(d)	Any material adverse change in any Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.
(e)	Any change in any Borrower’s name, legal structure, place of business, or chief executive office if any Borrower has more than one place of business.
(f)
Any actual contingent liabilities of any Borrower, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate for all of the Borrowers.

8.17	Insurance

(a)
General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for any Borrower’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)
Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.
8.18	Compliance with Laws
To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over any Borrower’s business. The Bank shall have no obligation to make any advance to the Borrowers except in compliance with all applicable laws and regulations and each Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.19	ERISA Plans

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.20	ERISA Plans - Notices
With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a)	The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.
(b)	Any action by any Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.
(c)	The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.
8.21	Books and Records
To maintain adequate books and records.

8.22	Audits
To allow the Bank and its agents to inspect any Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any Borrower’s properties, books or records are in the possession of a third party, each Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.23	Perfection of Liens
To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.24	Cooperation
To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.	HAZARDOUS SUBSTANCES
9.1	Indemnity Regarding Hazardous Substances
The Borrowers will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any Borrower’s property or operations or property leased to any Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

9.2	Compliance Regarding Hazardous Substances
Each Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

9.3	Notices Regarding Hazardous Substances
Until full repayment of the loan, each Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.4	Site Visits, Observations and Testing
The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrowers, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrowers shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with any Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrowers; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrowers or any other party, the Borrowers authorize the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrowers further understand and agree that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrowers by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrowers) by the Borrowers without advice or assistance from the Bank.

9.5	Definition of Hazardous Substances
“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.6	Continuing Obligation
The Borrowers’ obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrowers’ obligations to the Bank under this Agreement.

10.	DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrowers, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1	Failure to Pay
The Borrowers fail to make a payment under this Agreement when due.

10.2	Other Bank Agreements
Any default occurs under any other agreement any Borrower (or any Obligor) or any of any Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank.

10.3	Cross-default
Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) or any Borrower’s related entities or affiliates has obtained from anyone else or which any Borrower (or any Obligor) or any Borrower’s related entities or affiliates has guaranteed.

10.4	False Information
Any Borrower or any Obligor has given the Bank false or misleading information or representations.

10.5	Bankruptcy
Any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

10.6	Receivers
A receiver or similar official is appointed for a substantial portion of any Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

10.7	Lien Priority
The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.8	Lawsuits
Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any Borrower or any Obligor in an aggregate amount for all of the Borrowers of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.9	Judgments
Any judgments or arbitration awards are entered against any Borrower or any Obligor, or any Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount for all of the Borrowers of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.10	Death
.If the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

10.11	Material Adverse Change
A material adverse change occurs, or is reasonably likely to occur, in any Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

10.12	Government Action

Any government authority takes action that the Bank believes materially adversely affects any Borrower’s or any Obligor’s financial condition or ability to repay.

10.13	Default under Related Documents
Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

10.14	ERISA Plans.
Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject any Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of any Borrower:
(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.
(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by any Borrower or any ERISA Affiliate.
10.15	Other Breach Under Agreement.
A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by any Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to any Borrower or the Bank.

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS
11.1	GAAP
Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2	Governing Law
This Agreement is governed by the laws of the State of New York.

11.3	Successors and Assigns
This Agreement is binding on each Borrower’s and the Bank’s successors and assignees. Each Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about any Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against each Borrower.

11.4	Waiver of Jury Trial
THE PARTIES TO THIS AGREEMENT WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

11.5	Severability; Waivers
If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6	Attorneys’ Fees
Each Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.7	Joint and Several Liability
.
(a)
Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.
(c)
Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)
Each Borrower waives any defense by reason of any other Borrowers’ or any other person’s defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)
Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)
Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)
The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)
Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i)
Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

11.8	Individual Liability

If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

11.9	One Agreement
This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;
(b)	replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and
(c)	are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrowers and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.10	Indemnification
The Borrowers will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers’ obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.

11.11	Notices
Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.12	Headings
Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.13	Waiver of Immunity
To the extent that any Borrower has acquired or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit, arbitration or other proceeding, from jurisdiction of any court or arbitration panel or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any document or agreement required hereunder.

11.14	Venue; Service of Process
If there is a lawsuit, each Borrower hereby irrevocably submits to the jurisdiction of any State or U. S. Federal Court in the state specified in the governing law section of this Agreement. Each Borrower hereby irrevocably (a) consents to the service of process out of any courts to which it has submitted to the jurisdiction of in this Agreement by the mailing by prepaid mail or other delivery of a copy or notice thereof to the address of the Borrower for the time being applying under the Notices section of this Agreement and confirms that failure by any Borrower to receive such copy or notice shall not prejudice due service; (b) waives: (i) any objection it may have to the laying of venue of any such legal proceedings in any of the said courts; and (ii) any claim that it may have that any such legal proceedings have been brought in an inconvenient forum; and (c) agrees that nothing in this Agreement shall affect the right to service of process in any other manner permitted by law or preclude the right to bring legal proceedings in any other court or courts of competent jurisdiction as Bank may elect and that legal proceedings in any one or more jurisdictions shall not preclude legal proceedings in any other jurisdiction. Each Borrower agrees that a final judgment in any such legal proceeding shall be conclusive and binding upon each Borrower.

11.15	Counterparts
This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.16	Commitment Expiration
The Bank’s commitment to extend credit under this Agreement will expire on April 30, 2007, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

11.17	Limitation of Interest and Other Charges
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If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrowers under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

11.18	USA Patriot Act Notice
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for each Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of each Borrower, guarantors or other related persons.

11.19	Right to Setoff
In addition to and not in limitation of all rights of offset that the Bank may have under applicable law, the Bank shall, if any event of default has occurred and is continuing and whether or not the Bank has made any demand or the obligations of any Borrower are matured, have the right to appropriate and apply to the payment of the obligations of such Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the Bank.

The Borrowers executed this Agreement as of the date stated at the top of the first page, intending to be legally bound.

BANK OF AMERICA, N.A.		WPCS INTERNATIONAL INCORPORATED, a Delaware corporation
By:	/s/ CHARLES W. GREENBERG Name: Charles W. Greenberg Title: Senior Vice President	By:	/s/ JOSEPH A HEATER Name: Joseph A. Heater Title: Chief Financial Officer

Address where notices to the Bank are to be sent:		Address where notices to the Borrower are to be sent:
CT2-515-02-12 70 Batterson Park Road Farmington, CT 06032 Farmington - Attn: Notice Desk		One East Uwchlan Avenue Suite 301 Exton, Pennsylvania 19341
Facsimile:	(860) 409-5486	Facsimile:	(610) 903-0401

CLAYBORN CONTRACTING GROUP, INC., a California corporation
		By:	/s/ JOSEPH A HEATER Name: Joseph A. Heater Title: Chief Financial Officer
Address where notices to the Borrower are to be sent: Same as above
HEINZ CORPORATION, a Missouri corporation
		By:	/s/ JOSEPH A HEATER Name: Joseph A. Heater Title: Chief Financial Officer
Address where notices to the Borrower are to be sent: Same as above

NEW ENGLAND COMMUNICATIONS SYSTEMS, INC., a Connecticut corporation
By:	/s/ JOSEPH A HEATER Name: Joseph A. Heater Title: Chief Financial Officer

Address where notices to the Borrower are to be sent: Same as above
QUALITY COMMUNICATIONS & ALARM COMPANY, INC., a New Jersey corporation
By:	/s/ JOSEPH A HEATER Name: Joseph A. Heater Title: Chief Financial Officer
Address where notices to the Borrower are to be sent: Same as above
SOUTHEASTERN COMMUNICATION SERVICE, INC., a Florida corporation
By:	/s/ JOSEPH A HEATER Name: Joseph A. Heater Title: Chief Financial Officer
Address where notices to the Borrower are to be sent: Same as above
WALKER COMM, INC., a California corporation
By:	/s/ JOSEPH A HEATER Name: Joseph A. Heater Title: Chief Financial Officer
Address where notices to the Borrower are to be sent: Same as above